Exhibit 4.3

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

OF PAR3 COMMUNICATIONS, INC.

This Amendment No. 1 (the “Amendment”) to Second Amended and Restated Investors’ Rights Agreement, is entered into as of December 6, 2005, by and between PAR3 Communications, Inc., a Washington corporation (the “Company”), and the holders of at least a majority of the Company’s Preferred Stock listed on the Schedule of Investors attached as Exhibit A to such agreement (collectively, the “Investors”), Scott Sikora and Michael Ho (the “Founders”), and the former holders of the Series E Preferred Stock of EnvoyWorldWide, Inc., a Delaware corporation (“EnvoyWorldWide”), listed on Exhibit A hereto (the “EnvoyWorldWide Holders”).

RECITALS

A. The Company, the Investors, and the Founders are parties to that certain Second Amended and Restated Investors’ Rights Agreement, dated as of August 7, 2002 (the “Agreement”). Capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement.

B. The Company, EWW Acquisition Corp., a wholly-owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), and EnvoyWorldWide are parties to an Agreement and Plan of Merger dated as of November 21, 2005, whereby Merger Sub will merge with and into EnvoyWorldWide (the “Merger”). Pursuant to the Merger, the Company will issue shares of its Series C-1 Preferred Stock (the “Series C-1 Preferred”) to the EnvoyWorldWide Holders (the “Shares”). As a condition to the effectiveness of the Merger, the EnvoyWorldWide Holders have required the amendment of the Agreement to add the EnvoyWorldWide Holders as parties thereto.

C. The Agreement may be amended with the written consent of the Company and Holders of a majority in interest of the Registrable Securities, not including Common Stock held by the Founders.

In consideration of the mutual promises and covenants set forth herein, the parties agree to amend and restate the Agreement to add the EnvoyWorldWide Holders as parties to the Agreement as follows:

AGREEMENT

1. Amendment of Preamble. The preamble of the Agreement is hereby amended and restated in its entirety to read as follows:

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of August 7,

2002 by and among PAR3 Communications, Inc., a Washington corporation (the “Company”), Scott Sikora and Michael Ho (collectively, the “Founders”) and the parties, including the holders of Preferred Stock (as defined below) listed on the “Schedule of Investors” attached hereto as Exhibit A and Exhibit A-1 (each an “Investor” and collectively, the “Investors”).

2. Amendment of Section 2.3. Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows;

“Common Stock” shall mean the Company’s Common Stock and shares of Common Stock issued or issuable upon conversion of the Company’s outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.

2. Amendment of Section 2.7. Section 2.7 of the Agreement is hereby amended and restated in its entirety to read as follows;

“Holder” means any holder of then-outstanding Registrable Securities.

3. Amendment of Section 2.9. Section 2.9 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Preferred Stock” means the Company’s outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.

4. Addition of New Section 2.22. The Agreement is hereby amended to insert a new Section 2.22 immediately following Section 2.21 to read in its entirety as follows:

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company.

5. Amendment of Section 9.1.4. Section 9.1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

At each election of directors in which the holders of Common Stock and holders of Series A, Series B, Series C and Series C-1 Preferred Stock, voting together as a single class, are entitled to elect directors of the Company, the Founders and Investors shall vote all of their respective shares so as to elect: (i) a nominee that is mutually acceptable to the other members of the Company’s Board of Directors and is approved by a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C and Series C-1 Preferred Stock, and (ii) the person then serving as the Chief Executive Officer of the Company. Any vote taken to remove any director elected pursuant to this Section 9.1.4, or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.1.4, shall also be subject to the provisions of this Section 9.1.4.

6. Amendment of Section 12.5. Section 12.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

Amendment. Any provision of this Agreement may be amended, waived, modified, discharged or terminated only with the written consent of the Company and the Holders of a majority in interest of the Registrable Securities (or Common Stock issuable upon conversion thereof) not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock; provided further, that Section 9.1.1 of this Agreement shall not be amended or waived without the written consent of Draper Fisher Jurvetson; Section 9.1.2 of this Agreement shall not be amended or waived without the written consent of Nokia Ventures; and Section 9.1.3 of this Agreement shall not be amended or waived without the written consent of InterWest Partners; provided further, that if such amendment to this Agreement materially and adversely affects a series of Preferred Stock in a manner different from the other series of Preferred Stock, such amendment shall require the consent of the majority of the holders of Registrable Securities constituting such series to be effective. Any amendment or waiver effected in accordance with this paragraph will be binding upon the Company and each Holder of any securities subject to this Agreement (including securities into which such securities are convertible) and future holders of all such securities. Any Holder may waive his or her rights or the Company’s obligations hereunder without obtaining the consent of any other person.

7. Addition of New Exhibit A-1. The Agreement is hereby amended to add Exhibit A hereto as Exhibit A-1 to the Agreement.

8. Amendment of Agreement. The undersigned Investors, the Company and the Founders hereby consent and agree that this Agreement hereby amends the Agreement, and that this Amendment is hereby binding upon and shall contain the obligations of all of the parties to the Agreement with respect to the shares of capital stock of the Company now held by all such parties or hereinafter acquired. The Company, the Investors and the Founders hereby acknowledge and agree that the consent and agreement referenced in this Section 8 is hereby given by more than the required number of Holders of the capital stock of the Company necessary to amend the Agreement pursuant to the terms thereof and add the EnvoyWorldWide Holders as parties thereto.

9. No Other Amendments. Except as expressly amended as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

10. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

The parties have executed this Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement of PAR3 Communications, Inc. as of the date first written above.

COMPANY:

PAR3 COMMUNICATIONS, INC.

By:	/s/ Don Schlosser
Name:	Don Schlosser
Its:	Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED INVESTORS’

RIGHTS AGREEMENT OF PAR3 COMMUNICATIONS, INC.

Exhibit A

EnvoyWorldWide Holders

Battery Investment Partners

Battery Ventures Convergence

Battery Ventures V

Longworth Venture Partners, L.P.

Longworth Venture Partners II-A, L.P.

Soffinova Capital

Liberty Mutual Insurance Company

David Page

Jahm Najafi

Francis Najafi

One & Co

William Booth

Josef Von Rickenbach

David R. Clark, Trust

Osprey V.C. Partnership

Barn Ventures

J. Scott Benson

Kitty Clark Rev Trust

E.L. Perry Rev Trust

James H. Wakelin III

Jerome C. Hunsaker, III

George Moussallem

Zarrin-Taj Afridoon

Christopher Williams

Jonathan Clark, Rev Trust

Ben Levitan

Thomas Walker

Jonathan Piper

Martin Streeter

Marcie Hunsaker

Melanie Ranney

David Hunter

Bowen, David & Co (Ben Williams)

Richard Benedson

Patricia Riley Rev Trust

Hampton Lane Corporation

Alain Daste

A. Bancroft Burrage Min Trust

A. Burrage Rev Trust

C. Burrage Min Trust

A-1

K. Burrage Min Trust

S. Burrage Min Trust

Gabriella Haroutunian

Mark H. Knelson

Patricia Meigs

F&C Strasburger

Elizabeth Courtney

Helen Whitney Watriss

Ian Gardiner

Wallace Meigs

Helen D. Burrage

Bruce Lenthall Rev Trust

Joshua Lenthall Rev Trust

Arthur Bowen

Walter Burrage

Steven Hill

Hadi Taheri

Cheryl Martucci

Hedy Page

William Sobo

Claude P. Sheer

Marie Ferguson

Anita Alden Bers

Nicholas Burrage

Lisa Lenthall Rev Trust

Minoo Taheri

Bob Lapides

Paul O’Brien

Nelson Blitz

A-2